Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 13, 2019, with respect to the consolidated financial statements of Hilton Worldwide Holdings Inc. included in the Registration Statement and related Prospectus of Hilton Domestic Operating Company Inc. for the registration of $1,000,000,000 of 4.875% Senior Notes due 2030.
/s/ Ernst & Young LLP
Tysons, Virginia
September 20, 2019